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                                                       [SHIP LOGO VANGUARD/(R)/]







VANGUARD INSURED LONG-TERM TAX-EXEMPT FUND

VANGUARD LONG-TERM TAX-EXEMPT FUND


SUPPLEMENT DATED NOVEMBER 4, 2008, TO THE PROSPECTUS DATED JULY 29, 2008


REORGANIZATION OF VANGUARD INSURED LONG-TERM TAX-EXEMPT FUND INTO VANGUARD LONG-TERM TAX-EXEMPT FUND

The board of trustees (the "board") of Vanguard Municipal Bond Funds (the "Trust") has approved an Agreement and Plan of Reorganization that provides for the reorganization ("Reorganization") of Vanguard Insured Long-Term Tax-Exempt Fund ("Insured Long-Term Tax-Exempt Fund"), a series of the Trust, with and into Vanguard Long-Term Tax-Exempt Fund ("Long-Term Tax-Exempt Fund"), another series of the Trust. The Reorganization does not require shareholder approval.

The board requested and evaluated information that it viewed as sufficient to determine whether the Insured Long-Term Tax-Exempt Fund and the Long-Term Tax-Exempt Fund would benefit from the proposed Reorganization. The board, including all of the trustees who are not "interested persons" of the Trust (as that term is defined in the Investment Company Act of 1940), carefully considered the proposed Reorganization and determined that it: (1) is in the best interest of both Funds and (2) will not result in dilution of the interests of shareholders of either Fund. The board further determined that the Reorganization will provide shareholders of the Insured Long-Term Tax-Exempt Fund with (1) a compatible investment and (2) the potential to realize economies of scale.

The Reorganization is expected to occur on or about December 12, 2008, or on such other date as the officers of the Trust determine ("Closing Date"). As of the close of business on the Closing Date, each shareholder of Investor Shares and Admiral(TM) Shares of the Insured Long-Term Tax-Exempt Fund will become the owner of a number of full and fractional Investor Shares and Admiral Shares, as




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appropriate, of the Long-Term Tax-Exempt Fund. At the time of the
Reorganization, the dollar value of the "new" shares will equal the dollar value of the "old" shares. In other words, the Reorganization will have no effect on the value of a shareholder's investment.

No fees will be imposed on shareholders as a result of the Reorganization. The Funds will bear their own expenses in connection with the Reorganization. It is anticipated that the Reorganization will qualify as a tax-free reorganization for federal income tax purposes and that shareholders will not recognize any gain or loss in connection with the Reorganization.

Shareholders of the Insured Long-Term Tax-Exempt Fund should carefully consider whether the Long-Term Tax-Exempt Fund's principal investment strategies, limitations, and risks (as set forth in the Fund's prospectus and in this supplement) will meet their investment needs. See "Comparison of the Funds" in the following paragraphs.

Shares of the Insured Long-Term Tax-Exempt Fund will be automatically exchanged on a tax-free basis for shares of the Long-Term Tax-Exempt Fund on the Closing Date of the Reorganization. Shareholders who do not wish to become a shareholder of the Long-Term Tax-Exempt Fund may: (1) redeem shares of the Insured Long-Term Tax-Exempt Fund or (2) exchange shares of the Insured Long-Term Tax-Exempt Fund for shares of another Vanguard fund prior to the Closing Date by contacting us at 1-800-662-2739. Please note that if shares are held in a taxable account, a redemption or exchange will be a taxable event and may result in a gain or loss in connection with that transaction.

For Insured Long-Term Tax-Exempt Fund shareholders, the account registration and account options, including, but not limited to, the handling of dividend and capital gains distributions, Automatic Investment Plans, Automatic Withdrawal Plans, and direct deposits, will be carried over to the new Long-Term Tax-Exempt Fund account in connection with the Reorganization.


Closed to New Investors

Effective immediately, the Insured Long-Term Tax-Exempt Fund is closed to new shareholder accounts. The Fund will continue to accept additional investments from current shareholders until the close of business on December 11, 2008.




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Comparison of the Funds

The following comparison of the Funds is a summary only. To better understand the differences between the investment policies, strategies, and risks of the Funds, please refer to the prospectus and Statement of Additional Information for the Funds, which are available by calling us at 1-800-662-7447 and also at www.vanguard.com.

Both Funds are diversified funds, and their fundamental investment policies (that is, those investment policies that cannot be changed without the approval of the shareholders of a majority of the outstanding shares of a Fund) are identical in all material respects. The Funds have a common board, and The Vanguard Group, Inc., serves as the investment advisor of each Fund through its Fixed Income Group. In addition, the Funds have a common administrator and distributor.


Investment Objectives and Strategies
------------------------------------
The Funds' investment objectives are identical. Each Fund expects to maintain a dollar-weighted average maturity of 10 to 25 years. The primary difference between the Funds is that the Insured Long-Term Tax-Exempt Fund must invest at least 80% of its assets in high-quality municipal bonds that are covered by insurance guaranteeing the timely payment of principal and interest. The Long-Term Tax-Exempt Fund is not required to invest in bonds covered by insurance. The following table describes this and other differences between the Funds' investment strategies and portfolio securities.

 Insured Long-Term Tax-Exempt Fund    Long-Term Tax-Exempt Fund
 ---------------------------------    -------------------------
 The Fund invests at least 80% of      At least 75% of the securities held by
 its assets in high-quality            the Fund are municipal bonds in the
 municipal bonds that are covered      top three credit-rating categories (Aaa,
 by insurance guaranteeing the         Aa, and A for Moody's Investors
 timely payment of principal and       Service, Inc., or AAA, AA, and A for
 interest. (This insurance             Standard & Poor's). No more than 20%
 applies only to the bonds in the      of the Fund's assets may be invested in
 Fund and not to the Fund's share      bonds rated Baa (by Moody's) or BBB
 price or your investment in the       (by Standard & Poor's). The remaining
 Fund.) The remaining 20% of the       5% may be invested in securities with
 Fund's assets are invested in         lower credit ratings or that are unrated.
 municipal bonds rated in the top
 three credit-rating categories
 (Aaa, Aa, and A for Moody's
 Investors Service, Inc., or AAA,
 AA, and A for Standard &
 Poor's).


                                                                  (over, please)

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The differences as described in the preceding table mean that the credit risk of the Insured Long-Term Tax-Exempt Fund can be characterized as very low, whereas the credit risk of the Long-Term Tax-Exempt Fund can be characterized as low.

Operating Expenses
------------------
The total operating expenses for each Fund and each share class are identical. The following table compares the annual fund-operating expenses of each share class of the Funds, expressed as a ratio of expenses to average daily net assets, based on actual expenses of each Fund for the six-month period ended April 30, 2008. The table also shows the estimated fees and expenses for each share class of the Long-Term Tax-Exempt Fund on a pro forma basis, as if the Reorganization had occurred on April 30, 2008.


                 Vanguard          Vanguard     Vanguard          Vanguard          Vanguard          Vanguard
                  Insured         Long-Term    Long-Term           Insured         Long-Term         Long-Term
                Long-Term        Tax-Exempt   Tax-Exempt         Long-Term        Tax-Exempt        Tax-Exempt
               Tax-Exempt              Fund         Fund        Tax-Exempt              Fund              Fund
                     Fund          Investor     Investor              Fund           Admiral           Admiral
                 Investor             Shares      Shares           Admiral             Shares           Shares
                    Shares                    (pro forma)            Shares                         (pro forma)
-----------------------------------------------------------------------------------------------------------------
Management           0.12%             0.12%        0.12%             0.06%             0.06%             0.06%
Expenses
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12b-1
Distribution          None              None         None              None              None              None
Fee
-----------------------------------------------------------------------------------------------------------------
Other                0.03%             0.03%        0.03%             0.02%             0.02%             0.02%
Expenses
-----------------------------------------------------------------------------------------------------------------
Total Annual
Operating            0.15%             0.15%        0.15%             0.08%             0.08%             0.08%
Expenses
-----------------------------------------------------------------------------------------------------------------



Note: The pro forma numbers shown above are estimated in good faith and are hypothetical.



PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE



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